UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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American Century Capital Portfolios, Inc. (Name of Registrant as Specified in Charter)
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INFORMATION STATEMENT

American Century Capital Portfolios, Inc.

AC Alternatives Long Short Fund

4500 Main Street
Kansas City, Missouri 64111

Information Statement is available at www.americancentury.com

American Century Capital Portfolios, Inc. (the “Corporation”) is furnishing this Information Statement with respect to the AC Alternatives Long Short Fund (the “Fund”) to shareholders to notify you of the approval by the Board of Directors of a new subadvisory agreement (“New Subadvisory Agreement”) between American Century Investment Management, Inc. (“ACIM” or the “Advisor”), the investment advisor to the Fund, and Columbia Management Investment Advisers, LLC (“Columbia”), who has been retained by the Advisor to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Corporation has received from the United States Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows the Advisor, with the approval of the Corporation’s Board of Directors (the “Board”), to select subadvisors and to enter into new subadvisory agreements without obtaining shareholder approval. The Information Statement, which must be sent to shareholders within 90 days of hiring a new subadvisor, is being mailed on or about May 19, 2016 to shareholders of record as of May 5, 2016. The Advisor will pay the costs associated with preparing and distributing this Information Statement to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
INTRODUCTION
The Fund is a multi-manager fund, which means that the Advisor has retained several subadvisors, each employing its own particular investment strategy, to manage and make investment decisions with respect to the Fund’s assets. Perella Weinberg Partners Capital Management LP (“PWP”) has been engaged by the Advisor to identify and recommend other underlying subadvisors to manage distinct investment strategies within the Fund. PWP uses a flexible and opportunistic investment strategy that allocates assets among underlying subadvisors with expertise in a particular investment strategy, and supplements those strategies with its own direct investment management and hedging strategies. PWP also provides tactical allocation of assets among the various underlying subadvisors and a framework for the risk management and investment monitoring of the Fund. The Advisor provides oversight of each of these functions.
The Fund pursues its investment objective by combining several equity-oriented investment strategies in the pursuit of returns with lower correlation to the traditional equity markets. This alternative approach seeks to provide less volatility than traditional equity investments over the full market cycle.
PWP may make recommendations to the Advisor to hire and/or replace underlying subadvisors from time to time. To identify underlying subadvisors, PWP uses various selection criteria, which include investment capability, alignment with Fund objectives, ability to complement the styles of other subadvisors to achieve the Fund’s objective and other factors. The Advisor will then determine which underlying subadvisor selections are recommended to the Board for approval. In making allocation decisions regarding underlying subadvisors, PWP and the Advisor perform due diligence on both investment and general business aspects of the underlying subadvisor. This analysis considers, among other factors, the manager’s investment philosophy and process, historical track record, infrastructure, risk management capabilities, and organizational stability. PWP and the Advisor also consider the outlook for an underlying subadvisor’s investment strategy given current and future capital market and economic conditions. The Advisor may decide to terminate an allocation to an underlying subadvisor or investment strategy when it no longer believes the underlying subadvisor can contribute favorably towards the overall desired risk and return profile for the Fund. Such decisions could be based on a recommendation from PWP, a change in current or expected capital market and economic conditions, key employee turnover, or a change in the manager’s investment or risk management process, among other factors.

NEW SUBADVISOR
Columbia Management Investment Advisers, LLC
At a meeting held on March 3, 2016, and pursuant to PWP’s and the Advisor’s recommendation, the Board approved Columbia as an underlying subadvisor for the Fund and approved a related subadvisory agreement.
Columbia is located at 225 Franklin Street, Boston, MA 02110. Columbia is a registered investment adviser and a wholly-owned subsidiary of Ameriprise Financial, Inc. Columbia’s management experience covers all major asset classes, including equity securities, fixed-income securities and money market instruments. In addition to serving as an investment adviser to traditional mutual funds, exchange-traded funds and closed-end funds, Columbia acts as an investment adviser for itself, its affiliates, individuals, corporations, retirement plans, private investment companies and financial intermediaries.
Columbia will manage a long/short equity strategy focusing on the technology, media and telecom sectors. The strategy will invest primarily in U.S. companies but will opportunistically invest in non-U.S. securities. Columbia’s portfolio is constructed through bottom-up, fundamental security selection in the context of a prudent risk management philosophy.
Columbia Subadvisory Agreement
Under the New Subadvisory Agreement, subject to the supervision and oversight of the Advisor, Columbia, with respect to the portion of the Fund allocated to it by PWP (“Columbia Assets”), will conduct a continual program of investment and make investment decisions with respect to the Columbia Assets, place purchase and sale orders on behalf of the Fund (subject to the duty of best execution) and maintain such books and records as required by the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Advisor will vote the Fund’s investment securities in accordance with the Fund’s proxy voting policies and procedures. Columbia will not be responsible for voting such securities, but upon reasonable request by the Advisor will assist the Advisor in determining how securities shall be voted. Columbia’s investment authority is subject to the Fund’s registration statement, the Fund’s investment policy statement and the investment guidelines for the Columbia Assets, other written policies of the Fund, applicable laws and regulations and the oversight of the Board of Directors, the Advisor and PWP.
Under the New Subadvisory Agreement, neither Columbia nor any officer, director, partner, agent, employee or controlling person of Columbia (“Subadvisor Parties”) shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any losses which are incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful malfeasance, bad faith, gross negligence or reckless disregard, or breach of its duties or obligations thereunder, whether express or implied. The Agreement provides that nothing in the Agreement, however, relieves Columbia from any of its obligations or duties that may not by law be limited or waived.
In consideration of the services provided by Columbia with respect to the Columbia Assets, the Advisor will pay Columbia a management fee that shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter.
The New Subadvisory Agreement became effective as of March 28, 2016 and shall continue in effect for a period of two years from such date, unless sooner terminated as therein provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved by the Board of Directors.
The New Subadvisory Agreement may be terminated on 60 days’ prior written notice to Columbia (i) by the Board of Directors, (ii) by a vote of holders of a majority of the Fund’s outstanding voting securities, or (iii) by the Advisor. The New Subadvisory Agreement may be terminated by Columbia upon 60 days’ prior written notice to the Advisor and the Corporation. The New Subadvisory Agreement shall terminate automatically upon the termination of the management agreement between the Advisor and the Corporation. The New Subadvisory Agreement shall also terminate automatically in the event of its assignment, as such term is defined in Section 2(a)(4) of the Investment Company Act of 1940.
BOARD CONSIDERATION OF NEW SUBADVISOR
At a meeting held on March 3, 2016, the Board considered and approved the New Subadvisory Agreement. In approving the New Subadvisory Agreement, the Board considered the following criteria:

•	The nature, extent, and quality of the investment management services to be provided to the Fund;

•	Columbia’s breadth of experience in management of technology-focused strategies, which utilize long and short positions in securities;

•	The expected liquidity of the securities held in Columbia’s portfolio;

•	Data comparing the performance of Columbia’s Seligman Tech Spectrum Strategy to an appropriate benchmark;

•	The compliance policies, procedures, and regulatory experience of Columbia, including management of other 1940 Act registered investment companies; and

•	PWP’s proposed investment guidelines for Columbia’s management of the Fund.

The Board also received a recommendation from ACIM and PWP to approve Columbia, which included a presentation covering an investment overview of Columbia and a review of the due diligence conducted by ACIM and PWP with respect to Columbia.
Under the New Subadvisory Agreement, Columbia is responsible for managing a portion of the investment operations and composition of the Fund, including the purchase, retention, and disposition of the investments held by the Fund. In performing its evaluation, the Board considered information received in connection with the approval of the New Subadvisory Agreement, as well as information to be provided on an ongoing basis at its regularly scheduled Board and committee meetings. The Board considered the profitability of Columbia and determined to defer any review of profitability of the New Subadvisory Agreement until Columbia has served in that capacity for a reasonable amount of time. The Board acknowledged that the subadvisory fees to be paid to Columbia is paid from the unified fee of the Advisor as a result of arm’s length negotiations. The Board also considered the independence of Columbia from the Advisor and PWP.
After considering all information presented, and while no single factor was determinative, the Board, assisted by the advice of independent legal counsel, concluded that the New Subadvisory Agreement be approved.
ADDITIONAL INFORMATION
Service Providers
ACIM, a Delaware corporation registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, is the Fund’s investment adviser. Jonathan Thomas, President and Director of the Fund, also serves as an Executive Vice President and Director of ACIM. American Century Investment Services, Inc., a registered broker-dealer, serves as the Fund’s principal underwriter. American Century Services, LLC serves as the Fund’s transfer agent and administrator. ACIM, ACS and ACIS are located at 4500 Main Street, Kansas City, Missouri 64111 and are wholly owned, directly or indirectly, by American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research (SIMR) controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. SIMR is part of a not-for-profit biomedical research organization dedicated to finding the keys to the causes, treatments and prevention of disease.
The Advisor has entered into an Administration Agreement with State Street Bank and Trust Company (SSB) to provide certain fund accounting, fund financial reporting, tax and treasury/tax compliance services for the Fund, including striking the daily net asset value for the Fund. While ACS continues to serve as the administrator of the Fund, SSB provides sub-administrative services that were previously undertaken by ACS. SSB is located at State Street Financial Center, One Lincoln Street, Boston, MA 02111.
For the period from October 15, 2015 (inception) to October 31, 2015, the Fund paid the Advisor a unified management fee of 2.40% for the Investor, A , C and R Class, a unified management fee of 2.20% for the Institutional Class, and a unified management fee of 2.05% for the R6 Class. This resulted in payments of $21,140 for the Investor Class, $10,569 for the A Class, $10,568 for the C Class, $2,114 for the R Class, $5,814 for the Institutional Class, and $1,806 for the R6 Class. For the period from October 15, 2015 (inception) to October 31, 2015, the Advisor paid investment advisory fees to non-affiliated subadvisors in the amount of $34,000, which represents 1.45% of the Fund’s net assets.
The unified management fees paid by the Fund to the Advisor will be 2.40% for the Investor, A, C and R Class, 2.20% for the Institutional Class, and 2.05% for the R6 Class. The aggregate fees paid to the non-affiliated subadvisors will be 1.42% of the Fund’s net assets.
As of the date of this information statement, the Fund has not paid any commissions to affiliated broker-dealers for portfolio transactions.
The principal shareholders of the Fund are set forth on Exhibit A.

Additional Information about the New Subadvisor
Columbia is located at 225 Franklin Street, Boston, Massachusetts 02110. CMIA is a registered investment adviser and a wholly-owned subsidiary of Ameriprise Financial, Inc. CMIA’s management experience covers all major asset classes, including equity securities, fixed-income securities and money market instruments. In addition to serving as an investment adviser to traditional mutual funds, exchange-traded funds and closed-end funds, CMIA acts as an investment adviser for itself, its affiliates, individuals, corporations, retirement plans, private investment companies and financial intermediaries.
The principal executive officers, and any director(s) or general partner(s) of Columbia as of the date of this document are set forth in the table below. The business address of each person is 225 Franklin Street, Boston, Massachusetts 02110.

Name	Position with Columbia[1]
William F. “Ted” Truscott	Board of Governors, President and Chairman of the Board
Brian J. McGrane	Board of Governors, Executive Vice President and Chief Financial Officer
Colin Moore	Board of Governors, Executive Vice President and Global Chief Investment Officer
Jeffrey F. Peters	Board of Governors, Managing Director and Head of Global Institutional Distribution
Joseph Kringdon	Board of Governors, Managing Director and Head of Intermediary Distribution
Amy K. Johnson	Managing Director and Global Head of Operations
Colin J. Lundgren	Managing Director and Head of Fixed Income
Jeffrey L. Knight	Managing Director, Global Head of Investment Solutions and Head of Global Asset Allocation
Paul Goucher	Vice President, Chief Legal Officer and Assistant Secretary
Scott R. Plummer	Senior Vice President, Head of Global Asset Management Legal and Assistant Secretary
Lee Faria	Vice President and Chief Compliance Officer
Stephen J. Harasimowicz	Senior Vice President and Global Head of Trading
Melda Mergen	Managing Director and Head of Equities
William Landes	Senior Vice President, Deputy Head of Global Investment Solutions, and Head of Alternatives
1 The principal executive officers of Columbia listed above do not have any other principal employment other than their position with Columbia and its affiliates.

Reports to Shareholders
You may obtain a free copy of the Fund’s annual reports and semiannual reports, and you may ask questions about the Fund or your accounts, online at americancentury.com, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Exhibit A
Principal Shareholders

As of April 29, 2016, the following shareholders owned more than 5% of the outstanding shares of a class of the Fund. The table shows shares owned of record. Beneficial ownership of which American Century Investments is aware, if any, appears in a footnote to the table.

Fund/ Class	Shareholder	Percentage of Outstanding Shares Owned of Record
AC Alternatives Long Short
Investor Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
Institutional Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
A Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
C Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
R Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
R6 Class
	PWP Agility III Holdings LP Partnership New York, New York	49.94%
	American Century Investment Management Inc. Kansas City, Missouri Shares owned of record and beneficially	50.06%
The Fund is unaware of any other shareholders, beneficial or of record, who own more than 5% of any class of the Fund’s outstanding shares or who owns more than 25% of the voting securities of the corporation. A shareholder owning beneficially more than 25% of the corporation’s outstanding shares may be considered a controlling person. The vote of any such person could have a more significant effect on matters presented at a shareholders’ meeting than votes of other shareholders. As of April 29, 2016, the officers and directors of the Fund, as a group, owned less than 1% of any class of the Fund’s outstanding shares.

American Century Capital Portfolios, Inc.

AC Alternatives Long Short Fund
4500 Main Street
Kansas City, Missouri 64111

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the more complete information statement that is available to you on the internet relating to the AC Alternatives Long Short Fund (the “Fund”), a series of American Century Capital Portfolios, Inc. (the “Corporation”). We encourage you to access and review all of the important information contained in the information statement.
The Information Statement details a recent subadvisor addition relating to the Fund. Specifically, the Board of Directors of the Corporation (the “Board”) has approved the selection of Columbia Management Investment Advisers, LLC, who has been retained by the American Century Investment Management, Inc. (“Advisor”) to perform certain investment advisory services for the Fund. The selection of Columbia became effective March 28, 2016. The Corporation has received an exemptive order for the U.S. Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Mangers Order”). Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The Manager of Managers Order instead requires that this Information Statement be sent to you.
The full information statement will be available on the Funds’ website at www.americancentury.com/content/americancentury/direct/en/investment-products/mutual-funds/mutual-fund-details/documents-insights/ac-alternatives-long-short.html, until August 23, 2016. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Investment Company Act File No. 811-7822
CL-SPL-88975   1605